EXHIBIT 99
News Release

Contact:	Dan McClain (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423
Northrop Grumman Reports First Quarter 2008 Financial Results, Updates Guidance and Raises Dividend
•	Sales Increase 6 Percent to $7.7 Billion

•	Backlog Reaches Record $68 Billion

•	EPS of $0.76 Including $0.61 per Share Charge Related Primarily to the LHD-8 Program

•	Cash from Operations Totals $194 Million

•	2008 Guidance — Sales of $33 Billion, EPS of $4.90 to $5.15, Cash from Operations of $2.6 to $2.9 Billion, and Free Cash Flow of $1.7 to $2.1 Billion

•	Quarterly Dividend Increased to $0.40 per Share

•	7.6 Million Shares Repurchased During Q1 2008 for $600 Million
     LOS ANGELES — April 24, 2008 — Northrop Grumman Corporation (NYSE: NOC) reported that first quarter 2008 earnings from continuing operations declined to $263 million, or $0.76 per diluted share, from $394 million, or $1.12 per diluted share, in the first quarter of 2007. First quarter 2008 earnings were reduced by a pre-tax charge of $326 million, or $0.61 per diluted share, primarily for cost growth and schedule extension in the company’s LHD-8 amphibious assault ship program, as announced on April 15, 2008. Sales for the 2008 first quarter increased 6 percent to $7.7 billion from $7.3 billion in the 2007 first quarter. Cash provided by operations for the 2008 first quarter totaled $194 million compared with $400 million in the prior year period.
     The company also announced that it is increasing its quarterly dividend to $0.40 per share from $0.37 per share. The company has increased its quarterly dividend in each of the last five years, and with the increase to $0.40 per share the company has doubled its quarterly common stock dividend since 2003.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	2

Operating Highlights

	First Quarter
($ millions except per share data)	2008	2007	Change

Sales	7,724	7,314	6%
Operating income	464	690	-33%
as a % of sales	6.0%	9.4%	(340) bps
Earnings from continuing operations	263	394	-33%
Diluted EPS from continuing operations	.76	1.12	-32%
Net earnings	264	387	-32%
Diluted EPS	.76	1.10	-31%
Cash from operations	194	400	-52%
Free cash flow[1]	16	212	-92%
1Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.
     “Although the LHD-8 charge is disappointing, the remainder of our first quarter performance was strong. Total backlog increased more than $4 billion to a record $68 billion. We demonstrated strong growth and performance in our Information & Services, Aerospace and Electronics businesses, and we won the KC-45 tanker program. These positives demonstrate the solid, underlying business trends we expect and reinforce our confidence in our long-term financial targets,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer.
     “Based on the strength of that long-term outlook, we continue to execute our balanced cash deployment strategy. During the quarter we purchased $600 million of our shares, and today we announced an increase in our quarterly dividend. This is our fifth annual increase and represents a doubling of our dividend since the TRW acquisition.”
     Operating income for the 2008 first quarter decreased 33 percent to $464 million from $690 million for the 2007 first quarter. As a percent of sales, operating income decreased to 6 percent from 9.4 percent in the prior year period. The $326 million pre-tax charge in Shipbuilding caused the decline in operating income in the quarter and as a percent of sales, impacted operating income by approximately 400 basis points.
     Federal and foreign income taxes for the 2008 first quarter declined to $146 million from $206 million in the first quarter of 2007. The effective tax rate applied to earnings from continuing operations for the 2008 first quarter was 35.7 percent compared with 34.3 percent in the 2007 first quarter.
     Net earnings for the 2008 first quarter declined to $264 million, or $0.76 per diluted share, from $387 million, or $1.10 per diluted share, for the same period in 2007. Earnings per share are based on weighted average diluted shares outstanding of 349.3 million for the first quarter of 2008 and 358.3 million for the first quarter of 2007. Weighted average shares outstanding for both periods include the dilutive effects of the company’s mandatorily redeemable Series B convertible preferred stock and the impact of share repurchases during the quarter.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	3

     New business awards totaled $12.1 billion in the first quarter. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, increased to a record $68 billion as of March 31, 2008.
Cash Flow Highlights

	First Quarter
($ millions)	2008	2007	Change

Cash from operations	194	400	(206)
Less:
Capital expenditures	143	158	15
Outsourcing contract & related software costs	35	30	(5)

Free cash flow[1]	16	212	(196)
1Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.
     Cash provided by operations in the 2008 first quarter totaled $194 million compared with $400 million in the prior year period. The decline in cash provided by operations reflects an increase in accounts receivable. The increase in receivables is due to timing of billing and collection resulting from the transition to a common internal accounting software system. The transition impacted working capital by approximately $200 million, which is largely expected to be recovered in the second quarter of 2008. First quarter 2008 capital spending totaled $143 million compared with capital spending of $158 million in the prior year period. First quarter 2008 free cash flow totaled $16 million compared with $212 million in the prior year period.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	4

Cash Measurements, Debt and Capital Deployment

($ millions)	3/31/2008	12/31/2007

Cash & cash equivalents	429	963
Total debt	4,097	4,055
Net debt[1]	3,668	3,092
Mandatorily redeemable preferred stock	46	350
Net debt to total capital ratio[2]	17%	14%
1Total debt less cash and cash equivalents
2Net debt divided by the sum of shareholders’ equity and total debt.
     Cash and cash equivalents totaled $429 million at March 31, 2008 compared with $963 million at Dec. 31, 2007, and total debt was $4.1 billion at March 31, 2008. Changes in cash and cash equivalents and total debt include the following cash deployment and financing actions during the quarter:
•	$600 million for share repurchases

•	$143 million for capital expenditures and $35 million for outsourcing contract and related software costs

•	$126 million for dividends

•	$69 million proceeds from exercises of stock options and issuance of common stock
     During the first quarter of 2008 the company announced its intention to redeem its mandatorily redeemable Series B convertible preferred stock on April 4, 2008. The reduction in mandatorily redeemable preferred stock reflects the voluntary conversion by holders of approximately 3 million shares during the first quarter of 2008.
     During the first quarter of 2008 the company also announced the sale of its Electro-Optical Systems business for $175 million in cash. This sale was completed on April 21, 2008, and a small after-tax gain is anticipated to be recognized in discontinued operations in the second quarter of 2008.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	5

2008 Guidance

	Prior	Current

Sales	~$33B	~$33B

Segment operating income[1] as % of sales	mid to high 9%	mid to high 8%

Operating income as % of sales	high 9%	high 8%

Diluted EPS from continuing operations	$5.50 - 5.75	$4.90 - 5.15

Cash from operations	$2.8 - 3.1B	$2.6 - 2.9B

Free cash flow[2]	$1.9 - 2.3B	$1.7 - 2.1B
1Segment operating income is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
2Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.
     The company continues to expect sales of approximately $33 billion in 2008. The company has revised its guidance for segment operating income, operating income, and earnings per share to reflect the impacts of the charge in Shipbuilding, $326 million or $0.61 per diluted share, respectively. Guidance for 2008 cash from operations and free cash flow has been revised to include a $200 million negative impact from the charge.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	6

Business Results
Consolidated Sales & Segment Operating Income1

($ millions except per share data)	First Quarter
	2008	2007	Change

Sales
Information & Services	3,135	2,953	6%
Aerospace	2,115	2,035	4%
Electronics	1,555	1,528	2%
Shipbuilding	1,264	1,156	9%
Intersegment eliminations	(345)	(358)

	7,724	7,314	6%

Segment operating income[1]
Information & Services	260	231	13%
Aerospace	235	219	7%
Electronics	209	192	9%
Shipbuilding	(218)	79	NM
Intersegment eliminations	(28)	(29)

Segment operating income[1]	458	692	(34%)
as a % of sales	5.9%	9.5%	(460) bps

Reconciliation to operating income:
Unallocated expenses	(32)	(32)
Net pension adjustment[2]	59	33
Reversal of royalty income included above	(21)	(3)

Operating income	464	690	-33%
as a % of sales	6.0%	9.4%	(340) bps

1Segment operating income is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
2Net pension adjustment includes pension expense determined in accordance with GAAP less pension expense allocated to the business segments under U.S. Government Cost Accounting Standards.
     Operating results for all periods presented reflect the reclassification of Electro-Optical Systems (formerly reported in Electronics) from continuing to discontinued operations, as well as the transfer of the Park Air and Remotec businesses from Electronics to Mission Systems effective Jan. 1, 2008. Schedule 6 provides previously reported quarterly financial results revised to reflect discontinued operations.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	7

Information & Services

	First Quarter ($ millions)
		2008			2007
		Operating	%		Operating	%
	Sales	Income	of Sales	Sales	Income	of Sales

Mission Systems	$1,545	$145	9.4%	$1,395	$117	8.4%
Information Technology	1,085	89	8.2%	1,038	86	8.3%
Technical Services	505	26	5.1%	520	28	5.4%

	$3,135	$260	8.3%	$2,953	$231	7.8%

     Information & Services first quarter 2008 sales increased 6 percent from the prior year period due to higher sales for Mission Systems and Information Technology. Operating income for Information & Services rose 13 percent in the 2008 first quarter. As a percent of sales, operating income increased 50 basis points to 8.3 percent from 7.8 percent in the prior year period. The increase in operating income is due to higher volume, and the increase in operating income rate reflects improved program performance for Mission Systems.
     Mission Systems sales increased 11 percent due to higher volume for intelligence, surveillance & reconnaissance programs, higher volume for command, control & communications programs and higher volume for the Kinetic Energy Interceptor program. Operating income rose 24 percent, and as a percent of sales, increased 100 basis points to 9.4 percent from 8.4 percent in the prior year period. The increase in operating income reflects higher volume and improved program performance.
     Information Technology sales rose 5 percent due to higher volume for intelligence programs, the New York City Wireless program, the Virginia IT outsourcing program, and the Network Centric Solutions program. Operating income rose 3 percent, and as a percent of sales was comparable to the prior year period at 8.2 percent compared with 8.3 percent.
     Technical Services sales declined 3 percent due to completion of the Western Range Operations program in 2007 and lower volume for the Joint Base Operations Support program than in the prior year period. Operating income decreased 7 percent, and as a percent of sales, declined to 5.1 percent from 5.4 percent in the prior year period. The comparison to first quarter 2007 reflects lower volume as well as contract mix.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	8

Aerospace

	First Quarter ($ millions)
		2008			2007
		Operating	%		Operating	%
	Sales	Income	of Sales	Sales	Income	of Sales

Integrated Systems	$1,340	$170	12.7%	$1,281	$160	12.5%
Space Technology	775	65	8.4%	754	59	7.8%

	$2,115	$235	11.1%	$2,035	$219	10.8%

     Aerospace first quarter 2008 sales increased 4 percent from the prior year period and includes higher volume for both Integrated Systems and Space Technology. Aerospace first quarter 2008 operating income increased 7 percent, and as a percent of sales, increased to 11.1 percent from 10.8 percent in the prior year period.
     Integrated Systems sales rose 5 percent. The increase includes higher volume for restricted, Global Hawk, Navy UCAS-D, and KC-45 air mobility tanker programs, which was partially offset by lower volume for the F-35, Multi-Platform Radar Technology Insertion program, and the E-10A. Integrated Systems operating income rose 6 percent, and as a percent of sales, increased to 12.7 percent from 12.5 percent in the prior year period. The increase in operating income and rate reflect higher volume and improved program performance.
     Space Technology sales increased 3 percent, primarily due to higher volume for restricted and James Webb Space Telescope programs. Increases in these programs were partially offset by lower volume in the Advanced Extremely High Frequency, Space Tracking and Surveillance System, and Transformational Satellite Communications System programs. Space Technology operating income increased 10 percent, and as a percent of sales increased to 8.4 percent from 7.8 percent, reflecting improved program performance and higher sales volume.
Electronics

First Quarter ($ Millions)
	2008			2007
	Operating	% of		Operating	% of
Sales	Income	Sales	Sales	Income	Sales

$1,555	$209	13.4%	$1,528	$192	12.6%

     Electronics first quarter 2008 sales increased 2 percent from the prior year period principally due to higher sales for Army and navigation systems programs. These sales increases were partially offset by declining volume for naval and marine systems programs.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	9
     Electronics first quarter 2008 operating income rose 9 percent, and as a percent of sales, increased to 13.4 percent from 12.6 percent. Operating income primarily reflects improved program performance, higher volume, and higher royalty income than in the prior year period.
Shipbuilding

First Quarter ($ millions)
	2008			2007
	Operating	% of		Operating	% of
Sales	income	Sales	Sales	income	Sales

$1,264	($218)	NM	$1,156	$79	6.8%

     Shipbuilding first quarter 2008 sales increased 9 percent from the prior year period primarily due to higher volume in surface combatants and fleet support. Higher surface combatant volume includes production ramp-up for the DDG 107 and the DDG 110. The increase in fleet support reflects revenue from the July 2007 reorganization of AMSEC. Shipbuilding revenue in the 2008 first quarter was reduced by $134 million due to the revision of the LHD-8 contract’s estimate to complete (EAC).
     Shipbuilding recorded a $218 million operating loss in the first quarter of 2008 compared with income of $79 million in the first quarter of 2007. During the quarter the company recorded a $326 million charge that reduced Shipbuilding income by the following:
•	$272 million – LHD-8 EAC adjustment for the additional time and materials needed to complete ship rework and the six-month delivery extension from the fourth quarter of 2008 to the second quarter of 2009.

•	$35 million – EAC adjustments for other Gulf Coast programs to reflect resource impacts caused by delay in the LHD-8 delivery, as well as risk adjustments based on recently concluded EAC evaluations.

•	$19 million – non-cash write-down of purchased intangibles to reflect the impairment of purchased intangibles resulting from the EAC adjustments described above.
First Quarter Highlights
•	The U.S. Air Force selected Northrop Grumman to provide the KC-45 aerial refueling tanker for the KC-135 tanker replacement program. The initial contract provides four System Design and Development aircraft and is valued at $1.5 billion. The contract

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	10

has a potential value of $35 billion. The unsuccessful bidder has filed an appeal of this award with the U.S. Government Accountability Office.

•	The U.S. Navy awarded Northrop Grumman a $1.4 billion cost plus incentive fee contract by the U.S. Navy for the construction of a Zumwalt-class destroyer, DDG 1001, as well as major components for the DDG 1000.

•	The U.S. Navy awarded Northrop Grumman a planning contract option for the refueling and complex overhaul of the nuclear-powered aircraft carrier USS Theodore Roosevelt (CVN 71). This option is valued at $186.4 million and continues work awarded in 2006. The total estimated value of the contract is $558 million.

•	The U.S. Air Force awarded Northrop Grumman the Weather Agency Systems Engineering, Management and Sustainment II contract to increase effectiveness, reliability, and performance, while reducing total cost of ownership for a variety of classified and unclassified Air Force weather systems. The $239 million cost plus award fee contract includes a one-year base and four option years.

•	A large European postal customer awarded Solystic, a French subsidiary of Northrop Grumman, a $100 million firm fixed price contract to provide compact sequence sorters. The contract is for an initial order of 400 letter sequencing machines with options for an additional 400 machines.

•	MBDA Italia selected Northrop Grumman to provide the navigation and localization systems within the design and development phase for NATO’s Medium Extended Air Defense System (MEADS) program intended to replace Hawk and Patriot systems worldwide.

•	Northrop Grumman delivered the fourth submarine of the Virginia class, North Carolina (SSN 777), to the Navy on Feb. 21.

•	The Northrop Grumman-built National Security Cutter Bertholf (WMSL 750) successfully completed builder’s trials in the Gulf of Mexico.

•	Northrop Grumman delivered the payload module for the second Advanced Extremely High Frequency military communications satellite ahead of schedule to Lockheed Martin, prime contractor for the program.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	11

•	The Northrop Grumman-built amphibious transport dock ship New York (LPD 21) was christened in New Orleans on Feb. 29. The ship is unique in that its bow stem contains seven-and-a-half tons of steel recovered from the World Trade Center following the terrorist attacks of Sept. 11, 2001.

•	The Northrop Grumman-built guided missile destroyer Dewey (DDG 105) was christened in Pascagoula, Mississippi, on Jan. 26.

•	Northrop Grumman celebrated the 10th anniversary of the first flight of the RQ-4 Global Hawk unmanned aerial system after delivering a record five production aircraft to the U.S. Air Force in 2007. In addition, the Global Hawk set an endurance record for a full-scale, operational unmanned aircraft on March 22, 2008, when it completed a flight of 33.1 hours at altitudes up to 60,000 feet over Edwards Air Force Base, Calif.

•	Northrop Grumman and the University of Illinois at Urbana-Champaign announced the creation of the first fully-functional, all-carbon nanotube transistor radio, demonstrating that carbon nanotubes can be used as high-speed transistors, while consuming only one-thousandth the power required by current transistor technology.

•	Northrop Grumman announced the sale of its Electro-Optical Systems business for $175 million in cash to L-3 Communications. The transaction was completed on April 21, 2008.

•	The Northrop Grumman board of directors declared a quarterly dividend of $0.37 per share on Northrop Grumman common stock.

•	Northrop Grumman realigned its two shipbuilding sectors, Newport News and Ship Systems, into Northrop Grumman Shipbuilding. It also realigned the reporting of portions of its missiles business from Mission Systems to Space Technology, effective July 1, 2008.
About Northrop Grumman
     Northrop Grumman Corporation is a global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	12

     Northrop Grumman will webcast its earnings conference call at noon EDT on April 24, 2008. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “guidance,” “outlook,” “trends,” “target” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation, claims, appeals, bid protests, and investigations; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; joint ventures and other business arrangements; access to capital; performance issues with key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; allowability and allocability of costs under U.S. Government contracts; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.
The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; technical, operational or quality setbacks, in development and production programs, that could adversely affect the profitability or cash flow of the company; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, allowability and allocability of costs under U.S. Government contracts, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.
# # #

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports First Quarter 2008 Results, Updates Guidance and Raises Dividend	13

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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited)

	Three months ended
	March 31
$in millions, except per share	2008	2007

Sales and Service Revenues
Product sales	$4,394	$4,140
Service revenues	3,330	3,174

Total sales and service revenues	7,724	7,314

Cost of Sales and Service Revenues
Cost of product sales	3,729	3,168
Cost of service revenues	2,793	2,749
General and administrative expenses	738	707

Operating income	464	690
Other Income (Expense)
Interest income	7	7
Interest expense	(77)	(89)
Other, net	15	(8)

Earnings from continuing operations before income taxes	409	600
Federal and foreign income taxes	146	206

Earnings from continuing operations	263	394
Income (Loss) from discontinued operations, net of tax	1	(7)

Net earnings	$264	$387

Basic Earnings (Loss) Per Share
Continuing operations	$.78	$1.14
Discontinued operations		(.02)

Basic earnings per share	$.78	$1.12

Weighted-average common shares outstanding, in millions	338.8	345.3

Diluted Earnings (Loss) Per Share
Continuing operations	$.76	$1.12
Discontinued operations		(.02)

Diluted earnings per share	$.76	$1.10

Weighted-average diluted shares outstanding, in millions	349.3	358.3

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	March 31,	December 31,
$in millions	2008	2007

Assets:
Cash and cash equivalents	$429	$963
Accounts receivable, net of progress payments	4,358	3,790
Inventoried costs, net of progress payments	1,132	1,000
Deferred income taxes	529	542
Prepaid expenses and other current assets	501	502

Total current assets	6,949	6,797
Property, plant, and equipment, net of accumulated depreciation of $3,552 in 2008 and $3,424 in 2007	4,645	4,690
Goodwill	17,620	17,672
Other purchased intangibles, net of accumulated amortization of $1,711 in 2008 and $1,687 in 2007	1,020	1,074
Pension and postretirement benefits asset	2,103	2,080
Other assets	1,038	1,060

Total assets	$33,375	$33,373

Liabilities:
Notes payable to banks	$59	$26
Current portion of long-term debt	110	111
Trade accounts payable	1,806	1,890
Accrued employees’ compensation	1,248	1,175
Advance payments and billings in excess of costs incurred	1,834	1,563
Other current liabilities	1,680	1,667

Total current liabilities	6,737	6,432
Long-term debt, net of current portion	3,928	3,918
Mandatorily redeemable preferred stock	46	350
Pension and postretirement benefits liability	3,059	3,008
Other long-term liabilities	2,004	1,978

Total liabilities	15,774	15,686

Shareholders’ Equity:
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2008 — 339,155,655; 2007 — 337,834,561	339	338
Paid-in capital	10,438	10,661
Retained earnings	7,518	7,387
Accumulated other comprehensive loss	(694)	(699)

Total shareholders’ equity	17,601	17,687

Total liabilities and shareholders’ equity	$33,375	$33,373

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	Three months ended
	March 31
$in millions	2008	2007

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$1,608	$1,532
Collections on billings	5,950	5,745
Income tax refunds received	2	1
Interest received	7	7
Proceeds from insurance carriers related to operations	5
Other cash receipts	28	15

Total sources of cash-continuing operations	7,600	7,300

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(7,189)	(6,676)
Interest paid	(113)	(127)
Income taxes paid	(54)	(22)
Excess tax benefits from stock-based compensation	(44)	(52)
Other cash payments	(3)	(9)

Total uses of cash-continuing operations	(7,403)	(6,886)

Cash provided by continuing operations	197	414
Cash used in discontinued operations	(3)	(14)

Net cash provided by operating activities	194	400

Investing Activities
Payment for businesses purchased, net of cash acquired		(578)
Additions to property, plant, and equipment	(143)	(158)
Payments for outsourcing contract and related software costs	(35)	(30)
Proceeds from insurance carriers related to capital expenditures		3
Proceeds from disposals of property, plant and equipment	3
Decrease in restricted cash	26	15
Other investing activities, net	1	1

Net cash used in investing activities	(148)	(747)

Financing Activities
Net borrowings under lines of credit	33	230
Principal payments of long-term debt		(23)
Proceeds from exercises of stock options and issuance of common stock	69	156
Dividends paid	(126)	(121)
Excess tax benefits from stock-based compensation	44	52
Common stock repurchases	(600)	(600)

Net cash used in financing activities	(580)	(306)

Decrease in cash and cash equivalents	(534)	(653)
Cash and cash equivalents, beginning of period	963	1,015

Cash and cash equivalents, end of period	$429	$362

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	Three months ended
	March 31
$in millions	2008	2007

Reconciliation of Net Earnings to Net Cash Provided by Operating Activities
Net Earnings	$264	$387
Adjustments to reconcile to net cash provided by operating activities
Depreciation	136	135
Amortization of assets	62	34
Stock-based compensation	44	38
Excess tax benefits from stock-based compensation	(44)	(52)
Loss on disposals of property, plant, and equipment	1
Amortization of long-term debt premium	(3)	(3)
Decrease (increase) in
Accounts receivable	(2,080)	(1,436)
Inventoried costs	(266)	(89)
Prepaid expenses and other current assets	(15)	18
Increase (decrease) in
Progress payments	1,642	1,390
Accounts payable and accruals	254	(264)
Deferred income taxes	26	(4)
Income taxes payable	112	177
Retiree benefits	31	47
Other non-cash transactions, net	33	36

Cash provided by continuing operations	197	414
Cash used in discontinued operations	(3)	(14)

Net cash provided by operating activities	$194	$400

Non-Cash Investing and Financing Activities
Purchase of business
Fair value of assets acquired, including goodwill		$682
Cash paid for businesses purchased		(578)

Liabilities assumed		$104

Mandatorily redeemable preferred stock converted into common stock	$304

Capital Leases		$21

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
($in millions)
(unaudited)

	TOTAL BACKLOG(3)
	March 31, 2008			March 31, 2007			December 31, 2007
			TOTAL			TOTAL			TOTAL
	FUNDED(1)	UNFUNDED(2)	BACKLOG	FUNDED(1)	UNFUNDED(2)	BACKLOG	FUNDED(1)	UNFUNDED(2)	BACKLOG
Information & Services
Mission Systems	$3,847	$8,751	$12,598	$3,674	$8,402	$12,076	$3,399	$8,985	$12,384
Information Technology	2,606	2,024	4,630	2,609	1,673	4,282	2,581	2,268	4,849
Technical Services	1,655	2,898	4,553	1,317	3,667	4,984	1,471	3,193	4,664

Total Information & Services	8,108	13,673	21,781	7,600	13,742	21,342	7,451	14,446	21,897

Aerospace
Integrated Systems	5,342	6,603	11,945	4,749	4,100	8,849	4,204	4,525	8,729
Space Technology	1,173	8,066	9,239	1,663	6,689	8,352	1,260	8,266	9,526

Total Aerospace	6,515	14,669	21,184	6,412	10,789	17,201	5,464	12,791	18,255

Electronics	8,518	2,200	10,718	7,123	1,463	8,586	7,887	2,047	9,934
Shipbuilding	12,075	2,252	14,327	10,674	2,122	12,796	10,348	3,230	13,578

Total	$35,216	$32,794	$68,010	$31,809	$28,116	$59,925	$31,150	$32,514	$63,664

(1)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(2)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer.

Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity contract awards.

(3)	Certain prior period amounts have been reclassified to conform to the 2008 presentation.

CONTRACT AWARDS
The estimated value of contract awards included in backlog during the three months ended March 31, 2008, is approximately $12.1 billion. Significant new awards during this period include $1.5 billion for the Air Mobility tanker program, $1.4 billion for the Zumwalt-class destroyer, $596 million for the CVN 78 bridge contract, $208 million for the VIS IDIQ program, $195 million for the LAIRCM IDIQ program, and $183 million for the ICBM program. In addition, the company was awarded approximately $2.6 billion for restricted programs during this period.
On February 29, 2008, the company was awarded a contract by the U.S. Air Force to replace its aerial refueling tanker fleet. Included in backlog is approximately $1.5 billion for this contract to provide four System Design and Development aircraft of which $61 million has been funded. The other bidder for the contract subsequently protested the decision by the U.S. Air Force to award the contract to the company. The U.S. Air Force issued a stop work order to the company pending the resolution of this matter. The Government Accountability Office is currently reviewing the protest and is expected to reach its decision in June 2008.
The estimated value of contract awards during the three months ended March 31, 2007, is approximately $7.3 billon. Significant new awards during this period include $1 billion for LPD 25, $875 million for the Flat Sequencing System program, $235 million for the Intercontinental Ballistic Missile program, $133 million for the Euro Hawk program, and $118 million for the Large Aircraft Infrared Counter-measures Indefinite Delivery and Indefinite Quantity program. In addition, the company was awarded approximately $688 million for restricted programs during this period.

Schedule 6
Northrop Grumman Corporation
Summary Operating Results
Discontinued Operations Reclassification
($ in millions)
(unaudited)

	2006	2007
		Three Months Ended				Total
	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31	Year

Sales and Service Revenues
As reported	$30,113	$7,340	$7,926	$7,928	$8,824	$32,018
Electro-Optical Systems(1)	(122)	(26)	(48)	(57)	(59)	(190)

Restated sales and service revenues	$29,991	$7,314	$7,878	$7,871	$8,765	$31,828

Segment Operating Margin (2)
As reported	$2,807	$687	$789	$817	$810	$3,103
Electro-Optical Systems(1)	30	5	9	(1)	(1)	12

Restated segment operating margin	$2,837	$692	$798	$816	$809	$3,115

Income From Continuing Operations, Net of Tax
As reported	$1,573	$390	$466	$490	$457	$1,803
Electro-Optical Systems, net of tax (1)	19	3	6	(2)		7

Restated income from continuing operations, net of tax	$1,592	$393	$472	$488	$457	$1,810

Preferred Dividends	24	6	6	6	6	24

Income available to common shareholders from continuing operations	$1,616	$399	$478	$494	$463	$1,834

Diluted Earnings Per Share from Continuing Operations
As reported	$4.46	$1.11	$1.33	$1.41	$1.31	$5.16
Electro-Optical Systems, net of tax (1)	.05	.01	.02	(.01)		.02

Restated diluted earnings per share from continuing operations	$4.51	$1.12	$1.35	$1.40	$1.31	$5.18

Weighted Average Diluted Shares Outstanding, in millions	358.6	358.3	355.3	352.6	351.1	354.3

(1)	The adjustment reflects the reclassification of the operating results of the Electro-Optical business area formerly reported in the Electronics segment. The definitive sale agreement was signed March 2008, and the company reclassified the first quarter of 2008 and all prior financial information to reflect the business as discontinued operations.

(2)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.